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MASSELLA, TOMARO & CO., LLP                    Jericho, New York 11753
Certified Public Accountants & Consultants     516 937-7800
                                               Fax  516 937-7803




November 24, 1998



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:      USA Bridge Construction of N.Y., Inc.
         File Ref. No. 0-26262


     As a former partner of Scarano & Tomaro, P.C. and as a partner of Massella, Tomaro & Co., LLP (the successor accountant to USA Bridge Construction of N.Y., Inc.), I have read the statements included under Item 4 and 5 of Form 8-K dated November 23, 1998, of USA Bridge Construction of N.Y., Inc. and agree with such statements.

Very truly yours.



Anthony Tomaro, CPA
Partner